Exhibit 99.1

First Capital Real Estate Investments Agrees to Acquire Freedom Capital Investment Management

Seasoned investment management executive Pat Clemens named CEO of FCIC

Suneet Singal, Bob Froehlich and Frank Grant appointed to FCIC’s Board of Directors

NEW YORK (March 30, 2017) – First Capital Real Estate Investments LLC (“FCREI”), a privately held investment and asset management company, today announced that it has agreed to acquire Freedom Capital Investment Management LLC, (“FCIM”), a Delaware limited liability company. FCIM is the parent company of FCIC Advisors LLC, the investment advisor to First Capital Investment Corporation (“FCIC”), a publicly registered, non-traded business development company (“BDC”). The transaction is expected to close in early April, subject to customary closing conditions.

In conjunction with the transaction, Pat Clemens has been appointed President and CEO of FCIC. Mr. Clemens is a highly regarded investment management executive with more than 25 years of direct, relevant experience that should prove highly beneficial to FCIC. Mr. Clemens will focus on sourcing, structuring and managing FCIC’s investments in private U.S. small- and middle-market companies. In addition, FCIC has revamped its Board of Directors with the appointments of Suneet Singal, Dr. Bob Froehlich and Frank Grant. Each is an experienced and highly qualified professional who brings to FCIC considerable knowledge, longstanding industry relationships and a diverse skillset.

“I am very excited to join the First Capital platform and leverage my background in credit and equity asset management and provide attractive structured investment opportunities to our core retail investor base,” said Pat Clemens, Chief Executive Officer of First Capital Investment Corporation.

Prior to FCIC, Mr. Clemens served as an investment management professional for Dallas-based Revere Capital, LLC, an emerging private credit fund, where he established the firm’s west coast presence, led structured credit investments in commercial real estate and launched a new investment initiative for lower middle-market companies. Prior to that, Mr. Clemens served as Managing Director, Investment Management at White Oak Global Advisors, LLC, a private credit investment management fund, where he led the creation and comprehensive buildout of the firm’s investment process. Over the course of his distinguished career, which includes time spent at GE Capital, CIT Group, Silicon Valley Bank and Union Bank of California, Mr. Clemens has directly sourced and managed approximately $2.6 billion in transactions in debt, equity and advisory transactions over the course of his career.

Mr. Singal is CEO and founding principal of FCREI. He also serves as CEO and Chairman of First Capital Real Estate Trust, Inc. (“FCRETI”), a public non-traded real estate investment trust (“REIT”). In 2006, three years after forming FCREI, Mr. Singal merged a subsidiary of the company with a real estate lending platform and grew the combined company to over $1 billion per year in real estate loan originations. From 2007 to 2011, he obtained entitlements for over a dozen projects in California encompassing industrial, retail, multifamily, senior assisted living, hospitality and mixed-use asset types, with an aggregate value of over $250 million. At FCRETI, Mr. Singal has used his expertise in real estate asset selection to significantly increase the REIT’s assets under management. Most recently he successfully negotiated the acquisition of more than two thousand residential lots in California and a golf course resort community in Baja Mexico.

With more than 40 years of financial experience in both the public and private sector, Dr. Froehlich has chaired investment committees for multiple global asset management organizations, including Deutsche Bank, Hartford and Kemper Funds. Dr. Froehlich was named to three different All American Institutional Research Teams in 1991, 1993 and 1994. This expertise has gained him international acclaim where he has provided investment and financial advice and delivered keynote speeches in 107 countries. Dr. Froehlich has served on the boards of a number of private, public, nonprofit and mutual fund companies, and has published six books.

Mr. Grant has served as Managing Director of Interstate Venture Capital, a venture capital and advisory firm, since November 2016. Prior to Interstate Venture Capital, Mr. Grant was a Partner with Stradling, a business law firm representing entrepreneurs, emerging growth companies, venture capital firms and investors, from July 2015 to November 2016. Prior to Stradling, Mr. Grant served as Senior Counsel at Perkins Coie, LLP, an international law firm, from January 2012 to July 2015. Mr. Grant regularly works with public and private companies in fundraising, corporate transactions, and corporate governance matters. He is also a member of FCRETI’s board of directors.

About First Capital Real Estate Investments

First Capital Real Estate Investments is a vertically integrated investment firm and sponsor of direct investment products. The Company was formed in 2003 by veteran real estate investor Suneet Singal. Since its inception, First Capital Real Estate Investments has been involved in real estate acquisitions, land development, residential and commercial construction and retail operations. The Company currently sponsors a public, non-traded real estate investment trust (“REIT”), First Capital Real Estate Trust, Inc.

About First Capital Investment Corporation

First Capital Investment Corporation is a publicly registered, non-traded business development company. The Company is focused on generating current income and long-term capital appreciation by investing in primarily private U.S. small and middle-market companies. FCIC provides customized financing solutions through directly originated loans, through equity investments, and by participating in syndicated transactions.

Media Contacts:

Jason Chudoba or Sarah Bicknell

Jason.Chudoba@icrinc.com, 646-277-1249

Sarah.Bicknell@icrinc.com, 646-277-1260

Investor Contact:

info@firstcapitalre.com